NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT.
INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA.

NUMBER

CleanTech INNOVATIONS, INC.

SHARES

AUTHORIZED COMMON STOCK:
100,000,000 SHARES
PAR VALUE: $0.00001

CUSIP NO. 184518 10 1

This Certifies That

SPECIMEN

Is the Record Holder of

Shares of **CleanTech Innovations, Inc.** Common Stock transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

Nan Liu.
SECRETARY

CLEANTECH INNOVATIONS, INC.
CORPORATE
Seal
NEVADA

Bei Lu
CHAIRMAN AND CEO

INTERWEST TRANSFER CO. INC. P.O. BOX 17136 / SALT LAKE CITY, UTAH 84117

COUNTERSIGNED & REGISTERED

COUNTERSIGNED Transfer Agent-Authorized Signature